Exhibit 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, MI 48060
Telephone:	(810) 987-8300
Citizens First Bancorp, Inc.
Announces Additions to its Board of Directors
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, DECEMBER 21, 2007. Citizens First Bancorp, Inc. (Nasdaq:CTZN), the holding company for Citizens First Savings Bank (the “Bank”), announced that, at its December 20, 2007 meeting, the board of directors increased the number of seats on the Company’s board of directors from six to seven; appointed Daniel G. Lockwood to the newly created board seat; and appointed Bethany Ann Belanger to fill the existing vacancy on the Company’s board. Ms. Belanger’s term will expire at the Company’s 2009 annual meeting. Mr. Lockwood’s term will expire at the Company’s 2008 annual meeting. Mr. Lockwood and Ms. Belanger also were appointed to the board of directors of Citizens First Savings Bank, the Company’s wholly owned subsidiary bank.
     Mr. Lockwood is a Certified Public Accountant; and is a member of both the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. From 1980 until 2004 he served as Vice President and Chief Financial Officer for Marysville, Michigan based Sarnamotive Blue Water, Inc. (f/k/a Blue Water Plastics, Inc.), a Tier 1-1/2 international supplier to the automotive industry. Mr. Lockwood’s numerous volunteer activities include chairmanship of the City of St. Clair’s Downtown Development Authority, and membership on the Finance Committee of the Community Foundation of St. Clair County. He will serve on the Company’s Audit Committee.
     Ms. Belanger, an entrepreneur, founded Atlanta based Guarantee Insurance Resources in 1988. During her 11 years as its president, the company became one of the largest group catastrophic health insurance companies in the nation. In 1999 the company was sold to Houston Casualty Company. Currently, Ms. Belanger is involved in numerous philanthropic and charitable activities, including membership on the boards of trustees for The Community Foundation of St. Clair County and the St. Clair County Community College Foundation. On March 5, 2002, Ms. Belanger was one of only six women in the State of Michigan to receive the first annual Governor’s Unsung Heroine Award, which was sponsored by then Michigan Governor John Engler, and granted by the Michigan Women’s Commission. Ms. Belanger will serve on the Trust Committee of Citizens First Savings Bank.
About Citizens First Bancorp, Inc.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 24 full service-banking centers in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties and a loan production office located in Southwestern Florida.